UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 23, 2007

TOUCHSTONE MINING LIMITED
(Exact name of registrant as specified in its charter)

NEVADA	333-130696	98-0468420
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

808 Nelson Street, Suite 2103
Vancouver, British Columbia
Canada V6Z 2H2
(Address of principal executive offices and Zip Code)

(604) 684-7619
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 4.01	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANTS.

          On January 23, 2007, the Company received a letter from its auditors Staley, Okada & Partners advising that Staley, Okada & Partners had been acquired by PricewaterhouseCoopers and that they were resigning as the auditors of Touchstone Mining Limited effective immediately.

          Staley, Okada & Partners’ report on the financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope, or accounting principles. In connection with its audit for the most recent fiscal year, or the subsequent interim periods through January 23, 2007, there were no disagreements with Staley, Okada & Partners on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

          During the year ended September 30, 2006, through the date of resignation, and through the date of our acceptance of Staley, Okada & Partners resignation, there were no disagreements with Staley, Okada & Partners on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Staley, Okada & Partners, would have caused Staley, Okada & Partners to make reference to the subject matter of the disagreement in its reports on our consolidated financial statements for such periods.

          On January 25, 2007, we delivered a copy of this report to Staley, Okada & Partners. Staley, Okada & Partners issued its response. The response stated that it agreed with the foregoing disclosure. A copy of their response is attached hereto as Exhibit 16.1.

          On January 23, 2007, we engaged Child, Van Wagoner & Bradshaw, PLLC an independent registered firm of Certified Public Accountants, as our independent accountants with the approval of our board of directors.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits	Document Description

16.1	Letter from Staley, Okada & Partners

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

          Dated this 25th day of January 2007.

TOUCHSTONE MINING LIMITED

BY:	/s/ Douglas W. Scheving
Douglas W. Scheving
President, Principal Executive Officer,
and a member of the board of directors.